EXHIBIT B-4(i)(9)

          THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                 PRUCO LIFE INSURANCE COMPANY
                 c/o Prudential Capital Group
                One Gateway Center, 11th Floor
                   Newark, New Jersey  07102

                                   June 7, 1999


GOLD KIST INC.
244 Perimeter Center Parkway, N.E.
Atlanta, Georgia  30346
Attention:  Mr. Steven O. West,
           Treasurer

Ladies and Gentlemen:

     Reference is made to each of the following agreements:

           (i) that certain Note Purchase and Private Shelf Agreement (the "Shelf Agreement") dated as of February 11, 1997 between Gold Kist, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential"), as previously amended;

           (ii) those certain Note Agreements dated as of November 4, 1988 (the "1988 Agreements"), between the Company and Prudential, and the Company and Pruco Life Insurance Company ("Pruco"), as previously amended; and

           (iii) that certain Note Agreement dated as of June 3, 1991, between the Company and Prudential, as previously amended. All of the foregoing agreements being hereinafter referred to collectively as the "Note Agreements". Pursuant to paragraph 11C of each of the Note Agreements:

1.   Amendments.

     Pursuant to paragraph 11C of each of the Note Agreements, the Company, Prudential and Pruco hereby agree that each of the Note Agreements shall be amended as follows:

     1.1.  Paragraph 5A(1).  Paragraph 5A(1) of  each  of  the
     Note Agreements is hereby amended by (i) deleting the word "and" at the end of subparagraph (vi), and (ii) deleting subparagraph (vii) and replacing it with the following:

                "(vii)    immediately upon the effective  date
          of   any  amendment  or  modification  of  the  Bank
          Agreement, any such amendment or modification; and

                (viii)     with  reasonable  promptness,  such
          other financial data as a Significant Holder may reasonably."

     1.2. Paragraph 6D. Paragraph 6D of each of the Note Agreements is hereby amended by (i) deleting the reference in subparagraph (q) to "$4,000,000" and substituting "$6,000,000" therefor, (ii) deleting the word "and" at the end of subparagraph (t), (iii) deleting the period at the end of subparagraph (u) and replacing it with "; and," and (iv) adding the following subparagraph at the end of paragraph 6D:

          "(v)      the purchase of the SSC Securities."

     1.3.  Paragraph  6I.  Paragraph 6I of each  of  the  Note
     Agreements is hereby amended in its entirety to read as follows:

                    "6I. Hedging Contracts.  The Company shall
          not, and shall not permit any Subsidiary to, enter into any Hedging Contract except: (a) bona fide hedging transactions in commodities that represent production inputs or products to be marketed, or in commodities needed in operations to meet manufacturing or market demands, provided that (i) long positions and/or options sold on corn and wheat shall in no event cover more than six months of the Company's anticipated requirements for feed ingredients, (ii) long positions and/or options sold on soybean meal shall in no event cover more than six months of the Company's anticipated requirements for feed ingredients, (iii) short positions on corn shall not exceed 2,000,000 bushels, and shall at all times relate to corn owned or contracted for purchase, and (iv) all short positions on cotton owned or expected to be purchased by the Company must be reasonably related to the expected sale dates of such cotton and to the amounts of such cotton expected to be sold; and (b) foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements which are reasonably related to existing indebtedness or to monies to be received or paid in foreign currencies."

     1.4. Paragraph 6K. Paragraph 6K of the Note Agreements is hereby amended in its entirety to read as follows:

                     "6K.  Capital Expenditures.  The  Company
          and its Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in the aggregate in 1998 exceeding
          $84,000,000, and for any rolling period of eight consecutive fiscal quarters thereafter exceeding $90,000,000."

     1.5. Paragraph 10 of each of the Note Agreements shall be amended as follows:

     (a)  The definition of "Funded Debt" is hereby amended by
     (i)  deleting the word "and" at the end of item  (e)  and
     (ii)  deleting  item  (e)  and  replacing  it  with   the
     following:

                    "(e) obligations outstanding under the 364-
          Day Loans and under any other credit facility with a maturity of less than one year, to the extent that such obligations exceed eighty percent (80%) of the Borrower's inventory balance as of the date of such calculation; and

                    (f)  Letter of Credit Obligations"; and

         (b)  Adding the following definitions:

                      "'Letter   of  Credit'  shall   mean   a
          commercial stand-by letter of credit issued pursuant
          to   the  Bank  Agreement  in  the  face  amount  of
          $100,000,000.";

                     "`Letter of Credit Obligations' shall mean, at any particular time, the sum of (a) any reimbursement obligations with respect to the Letter of Credit at such time and (b) the aggregate maximum amount available for drawing under the Letter of Credit at such time."; and

                     "'SSC  Securities' means the  $40,000,000
          Series B Cumulative Redeemable Preferred Stock and the $60,000,000 Series B Capital Securities issued by Southern States Cooperative or Southern States Capital Trust, respectively, and purchased by the Company pursuant to the Commitment Letter between the Company and Southern States Cooperative dated as of October 13, 1998."

2. The amendments set forth herein shall become effective as of the date hereof upon the full execution and delivery to the Purchasers of this letter by the Company.

3. This amendment shall not be deemed to amend, modify or waive any other provision of the Note Agreements and shall not serve as an amendment, modification or waiver of any other terms and conditions of the Note Agreements. All of the terms and conditions of the Note Agreements shall remain in full force and effect, except as and to the extent amended above.

     If the foregoing accurately sets forth our understanding, please sign each copy of this letter enclosed and return one to Prudential, whereupon this letter shall be a binding agreement between Prudential, Pruco and the Company, with respect to the 1988 Agreements and Prudential and the Company, with respect to all of the other Note Agreements.

                                   Very truly yours,


                                   THE PRUDENTIAL INSURANCE
                                   COMPANY OF AMERICA


                                   By:/s/ Robert R. Derrick
                                   Name:  Robert R. Derrick
                                   Title:  Vice President


                                   PRUCO LIFE INSURANCE
                                   COMPANY


                                   By:/s/ Robert R. Derrick
                                   Name:  Robert R. Derrick
                                   Title:  Vice President

Agreed and accepted
this 22 day of June, 1999

GOLD KIST, INC

By:/s/ Stephen O. West
Name: Stephen O. West
Title: Chief Financial Officer and Treasurer

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